EXHIBIT 11

National Bank of Greece

Code of Ethics for Financial Professionals

     This Code of Ethics, applies to the following directors, officers and employees:

•	The executive members of the NBG Board of Directors (i.e. the Chairman and Governor and Deputy Governor of NBG), the Chief Financial Officer of NBG, and the Manager of the Financial and Management Accounting Division of NBG;

•	The executive members of the Board of Directors of each NBG subsidiary, and the Chief Financial Officer of each subsidiary (together with NBG referred to as “Group Company”);

•	All persons serving in a Division or department of any Group Company, who are responsible for preparing the financial statements and recording the financial results of a Group Company, and for preparing the consolidated financial statements of NBG or any Group Company that is required to prepare separate consolidated financial statements;

•	All employees serving in Divisions and other departments of NBG who are responsible for investor relations.

     The individuals identified above are collectively referred to in this Code of Ethics as “Financial Professionals”. Each Financial Professional agrees as follows:

(1) To comply with all laws, rules and regulations applicable to each Group Company, including the rules and regulations of self-regulatory organizations of which any Group Company is a member.

(2) To demonstrate personal integrity and engage in and promote honest and ethical conduct in the performance of such Financial Professional’s duties, including in situations where there is an actual or apparent conflict of interest between his or her personal and professional relationships. Financial Professionals who are subject to the provisions of paragraphs 15 to 23 of the NBG By-Laws must comply with the requirements set forth therein. All other Financial Professionals must notify the Board of Directors or Audit Committee of NBG of all personal or professional relationships or material transactions which might reasonably be expected to give rise to a conflict of interest. Financial Professionals who are employed by a Group Company other than NBG may notify the Audit Committee of such Group Company, if such a committee has been formed, of a conflict of interest. In such cases, the Audit Committee of that Group Company must notify the NBG Audit Committee of the conflict. In the absence of an Audit Committee being formed at the Group Company employing that Financial Professional, the Financial Professional must notify the NBG Audit Committee of all personal or professional relationships or material transactions which might reasonably be expected to give rise to a conflict of interest.

(3) To take all reasonable measures to protect the confidentiality of all non-public information regarding Group Companies and their customers obtained or created in connection with his or her duties, and to comply with all applicable laws and regulations regarding confidential information and customers’ personal data. Each Financial Professional agrees to take all reasonable measures to prevent the unauthorized disclosure of such information to any third party, unless required to do so by applicable law or legal or regulatory process.

(4) To ensure that the information contained in (i) NBG’s reports and documents filed with or submitted to regulatory bodies, and (ii) NBG’s public communications, are complete, accurate, timely and understandable, and that all such information is presented in accordance with applicable rules and regulations. In order to help ensure compliance with the Code of Ethics, each Financial Professional agrees to cooperate with NBG’s Disclosure and Transparency Committee and the Corporate Announcements Service, pursuant to paragraph 8 of the NBG By-Laws.

(5) To promptly notify the NBG Audit Committee or Internal Audit Division of any violations of (i) any applicable law, rule or regulation, (ii) the Articles of Association or By-Laws of any Group Company or (iii) this Code of Ethics.

(6) To establish and maintain a good working relationship with the external auditors of NBG and the Group and to provide all necessary assistance for them to complete their audit.

(7) To certify in writing that he or she has read, understood and agrees to comply fully with the Articles of Association and By-Laws of the Group Company by whom such Financial Professional is employed and this Code of Ethics. Each Financial Professional understands that he or she will be held accountable for any violations of the relevant Articles of Association and By-Laws or this Code of Ethics, and that he or she may be disciplined for any violations, in accordance with the applicable Staff Manual. Violations may also result in civil and criminal penalties against Financial Professionals, the Group Companies and their employees.

     Each Group employee should promptly report a violation or suspected violation to the Audit Committee or the Internal Audit Division of NBG. Such report will be treated with confidentiality.